SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HAMPDEN BANCORP, INC.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware	20-5714154
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

19 Harrison Ave. Springfield, Massachusetts 01102 (Address of Principal Executive Offices)

Hampden Bancorp, Inc. 2008 Equity Incentive Plan (Full Title of the Plan)

Thomas R. Burton President and Chief Executive Officer 19 Harrison Ave. Springfield, Massachusetts 01102 (Name and Address of Agent For Service)

(413) 736-1812 (Telephone Number, Including Area Code, of Agent for Service)

Copies to R. Mark Chamberlin, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee (5)

Common Stock, $0.01 par value per share	1,112,983(2)	$10.39	$11,563,894	$454.46

(1)

Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Hampden Bancorp, Inc. 2008 Equity Incentive Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Hampden Bancorp, Inc. (the "Common Stock") pursuant to 17 C.F.R. Section 230.416(a).

(2)	Represents the shares which may be issued as stock awards or upon the exercise of options to purchase shares of Common Stock under the plan.
(3)

Estimated solely for the purpose of calculating the registration fee. The average of the high and low price of the Common Stock as reported on February 21, 2008 in accordance with 17 C.F.R. Section 230.457(c).

(4)	Estimated solely for the purpose of calculating the registration fee.
(5)

Pursuant to Rule 457(p) of the Securities Act, the $454.46 filing fee is offset against the unused balance of the filing fee ($407.00) associated with those unsold shares under the Form S-1 registration statement filed on September 15, 2006. The total fee payable following such offset is $47.46.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SECTION 230.462.

PART I

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*

The documents containing the information for the Hampden Bancorp, Inc. 2008 Equity Incentive Plan (the "Plan") specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed by Hampden Bancorp Inc. (the "Registrant") with the SEC are incorporated by reference in this Registration Statement:

(a) The Annual Report filed with the SEC by the Registrant (File No. 333-137359) on September 14, 2007.

      (b) The description of the Registrant's common stock contained in Registrant's Form 8-A (File No. 001-33144), as filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and Rule 12b-15 promulgated thereunder, on November 9, 2006, as incorporated by reference from the Registrant's Form S-1 (File No. 333-137359).

(c) The Registrant's current reports on Form 8-K, filed February 1, 2008, November 2, 2007, and October 12, 2007.

(d) The Registrant's quarterly reports on Form 10-Q for the quarter ended December 31, 2007, filed on February, 12, 2008; and for the quarter ended September 30, 2007, filed on November 13, 2007.

      (e) All documents filed by the Registrant and the Plan, where applicable, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post- effective amendment which deregisters all securities then remaining unsold (in each case other than those portions furnished under Items 2.02, 7.01, and 9.01 of Form 8-K).

      ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

Item 4. Description of Securities.

The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law ("DGCL"), empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in

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good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

In accordance with the DGCL, Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

ARTICLE TENTH:
A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful

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in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Directors who are not party to such action, a committee of such Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Directors who are not party to such action, a committee of such Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

G. Notwithstanding any other provision set forth in the Article TENTH, in no event shall any payments made by the Corporation pursuant to this Article TENTH exceed the amount permissible under applicable state or federal laws, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

ARTICLE ELEVENTH:
A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

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The Form of Hampden Bancorp, Inc. Employment Agreement entered into by certain officers contains the following indemnification provision in Section 20, and the Form of Hampden Bancorp, Inc. Change in Control Agreement entered into by certain officers contains an identical indemnification provision in Section 16:

The Holding Company [Hampden Bancorp, Inc.] shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Holding Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

(b) Any payments made to Executive pursuant to this Section are subject to and conditioned upon compliance with 12 USC Section 1828 (k) and 12 CFR Part 359 and any rules or regulations promulgated thereunder.

Item 7. Exemption From Registration Claimed.

None.

Item 8. Exhibits.

4.1	Stock Certificate of Hampden Bancorp, Inc. (1)

4.2	Hampden Bancorp, Inc. 2008 Equity Incentive Plan (2)

5.1	Opinion re: Legality

23.1	Consent of Wolf & Company, P.C.

24.1	Power of Attorney (contained on signature page)

(1)	Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333- 137359), as amended, initially filed with the SEC on September 15, 2006.
(2)	Incorporated by reference to the Company's Proxy Statement on Form DEF 14A, as filed with the SEC on December 27, 2007.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information or prospectus required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act that are incorporated by reference into this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

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SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Springfield, Massachusetts on the 19th day of February, 2008.

HAMPDEN BANCORP, INC

By:	/s/ Thomas R. Burton
Thomas R. Burton President and Chief Executive Officer

      Each person whose signature appears below hereby authorizes Thomas R. Burton, as attorney-in-fact, to execute in the name of such person and to file this registration statement (including any changes that he may deem necessary or appropriate) and any amendments, including post-effective amendments, hereto.

Signature	Name and Title

/s/ Thomas R. Burton	President and Chief Executive Officer and Director
Thomas R. Burton	(Principal Executive Officer)

/s/ Robert A. Massey	Senior Vice President, Treasurer and Chief Financial Officer
Robert A. Massey	(Principal Accounting and Financial Officer)

/s/ Stuart F. Young, Jr.	Chairman of the Board of Directors
Stuart F. Young, Jr.

/s/ Stanley Kowalski Jr.	Director
Stanley Kowalski Jr.

/s/ Mary Ellen Scott	Director
Mary Ellen Scott

/s/ Francis V. Grimaldi	Director
Francis V. Grimaldi

/s/ Donald R. Dupre	Director
Donald R. Dupre

/s/ Kathleen O'Brien Moore	Director
Kathleen O'Brien Moore

/s/ Arlene Putnam	Director
Arlene Putnam

/s/ Judith Kennedy	Director
Judith Kennedy

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